EXHIBIT 23.01

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors and Stockholders

of Niku Corporation:

We consent to incorporation by reference in the registration statements (Nos. 333-31318, 333-44988, 333-50184, 333-54404, 333-56402, 333-69196, 333-85918, 333-90224, 333-90554, 333-102891, 333-104860 and 333-111739) on Forms S-8 and S-3 of Niku Corporation of our report dated February 20, 2004, except as to Note 11 which is as of April 4, 2004, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income(loss), stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2004, and the related schedule, which report appears in the January 31, 2004, Annual Report on Form 10-K of Niku Corporation.

/s/    KPMG LLP

Mountain View, California

April 14, 2004